Exhibit 21.1

SUBSIDIARIES OF ARES CORE INFRASTRUCTURE FUND

Name	Jurisdiction
ACI Denali Holdings, LLC	Delaware
ACI Denali Member, LLC	Delaware
ACI Liquid Aggregator SPV, LLC	Delaware
ACI Meade Member, LLC	Delaware
ACI Pioneer Holdings, LLC	Delaware
ACI Pioneer Member, LLC	Delaware
ACI Portfolio Aggregator SPV, LLC	Delaware
ACI Sierra Holdings, LLC	Delaware
ACI Sierra Member, LLC	Delaware
ACI Tango Holdings, LLC	Delaware
ACI Tango Member, LLC	Delaware
Ares Aspen Member, LLC	Delaware
Ares Aspen Holdings, LLC	Delaware